EXHIBIT 99.1

Federal-Mogul Reports Strong Fourth Quarter and Full Year 2013 Results
Sales up 10% in Q4, 5% for full year;
Pre-Tax Income of $157 million for full year

•	Fourth quarter 2013 sales of $1.7 billion, up $154 million or 10% higher than Q4 2012; FY 2013 sales of $6.8 billion, up $342 million or 5% higher than FY 2012.

•	Operational EBITDA of $140 million in Q4 2013, up $72 million or 106% versus Q4 2012; FY 2013 Operational EBITDA of $587 million, up $99 million or 20% versus FY 2012.

•	Q4 2013 pre-tax income of $13 million up $87 million versus loss of $(74) million in Q4 2012; FY 2013 pre-tax income of $157 million up $277 million versus loss of $(120) million in FY 2012.

•	Q4 2013 free cash flow of $50 million; ending cash position of $761 million.
Southfield, Michigan, February 20, 2014… Federal-Mogul Corporation (NASDAQ: FDML) today announced fourth quarter 2013 sales of $1.7 billion, ten percent higher than the fourth quarter of 2012 with negligible foreign exchange impact. Pre-tax income from continuing operations was $13 million in Q4 2013, an improvement of $87 million versus Q4 2012. The company had a net loss of $(19) million in Q4 2013, an improvement of $61 million compared to Q4 2012. Operational EBITDA in Q4 2013, at $140 million or 8.3 percent of sales, was significantly higher than $68 million or 4.4 percent of sales in Q4 2012. The company’s improved performance in Q4 was driven by strong conversion on higher sales and substantially improved operating performance. The strong operating performance accompanied by improved working capital management resulted in a free cash flow generation of $50 million in the fourth quarter of 2013 compared with a cash usage of $68 million in Q4 2012. The net loss for the quarter was primarily attributable to restructuring and impairment charges of $25 million and a tax valuation allowance of $15 million recorded in the quarter. In addition to scheduled principal payments, the company also prepaid $250 million of debt during the quarter and had a cash balance of $761 million at December 31, 2013 in addition to an undrawn revolver of $550 million.

Financial Summary	Q4 2013	Q4 2012	2013	2012
($ millions)
Net Sales	$1,694	$1,540	$6,786	$6,444
Gross Margin	$238	$170	$1,020	$913
pct. of sales	14.1%	11.0%	15.0%	14.2%
SG&A	$(174)	$(170)	$(719)	$(702)
pct. of sales	(10.3)%	(11.0)%	(10.6)%	(10.9)%
Pre-tax Income (Loss)	$13	$(74)	$157	$(120)
Net Income (Loss)	$(19)	$(80)	$41	$(117)
attributable to Federal-Mogul
Earnings (Loss) Per Share	$(0.13)	$(0.81)	$0.33	$(1.18)
in dollars, diluted EPS
Operational EBITDA 1	$140	$68	$587	$488
pct. of sales	8.3%	4.4%	8.6%	7.6%
Free Cash Flow 2	$50	$(68)	$38	$(440)

Full Year 2013
For full year 2013, the company reported sales growth of five percent to $6,786 million, with negligible exchange impact versus 2012. The sales growth for the year was three percent excluding the impact of sales from the BorgWarner spark plug acquisition and European distribution agreement for ignition products. On a regional basis, total sales in North America and in

Europe were each two percent higher, and in ROW six percent higher, on a constant dollar basis, excluding sales from these transactions.
Federal-Mogul for 2013 reported net income of $41 million, compared to a net loss of $(117) million for 2012, a year-over-year improvement of $158 million or 2.4 percentage points of sales. This was primarily driven by improved operating performance for the year as well as higher sales from stronger vehicle production volumes.
Operational EBITDA in 2013, at $587 million or 8.6 percent of sales, was $99 million better than operational EBITDA of $488 million or 7.6 percent of sales for the full year 2012. The company reported free cash flow of $38 million for 2013 versus a cash usage of $(440) million in 2012.
“Federal-Mogul’s results for the fourth quarter and for full year 2013 are a reflection of improved operating performance, strengthening global markets and market share gains, particularly in the Powertrain segment,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Powertrain Segment. “We are continuing to make steady progress in growing sales, driving operating efficiencies and delivering high quality products to our customers.”
Segment Results
Powertrain Segment (PT)
On a global basis, PT continued to gain market share in all regions and had revenue of $1,034 million in Q4 2013, up from $929 million in Q4 2012, a ten percent increase, on a constant dollar basis. During the same comparison period, both global light vehicle production and commercial vehicle production increased four percent. The PT sales increase is attributed primarily to a 17 percent sales increase in North America as compared to North American market growth of six percent in light vehicle production and 11 percent in commercial vehicle production. Sales in Europe grew by seven percent during the quarter, due in part to stabilization of the European market, higher volumes on new engine programs and growth in PT market share. During the same period, light vehicle production in the European market was essentially flat. PT sales in ROW grew by 19 percent, driven by strong growth in China. PT revenue growth in all regions increased at a higher rate than the underlying market production growth rates.
“Increasing demand for Federal-Mogul products used in European light vehicle production drove improved sales in the fourth quarter,” said Jueckstock. “At the same time, we experienced continued OE sales growth in North America and Asia, especially China, versus Q4 2012. More than 35 percent of Powertrain’s sales growth during the quarter is attributable to new customer contracts. Our Q4 earnings performance continues to show that we are making good progress on restructuring in Western Europe and in the U.S., increasing operational efficiency and implementing ongoing cost reductions as we drive for growth and enhanced margins.”
PT recorded operational EBITDA of $92 million in Q4 2013, an increase of $61 million versus Q4 2012, primarily driven by conversion on higher sales volumes and improved productivity. Operational EBITDA as a percent of sales increased to 8.9 percent in Q4 2013 from 3.3 percent in Q4 2012 as PT benefited from higher sales, ongoing restructuring actions and greater operational efficiency.

For the full year 2013, PT had a six percent increase in revenue on a constant dollar basis to $4,173 million, up $247 million from $3,926 million in 2012. When excluding the impact of the BorgWarner spark plug acquisition, revenue was up five percent. During the same comparison period, global light vehicle production increased three percent and commercial vehicle production increased by four percent. PT sales grew in all regions reflecting higher OE demand and market share gains.
For the full year, PT reported operational EBITDA of $378 million, a $90 million improvement versus $288 million reported in 2012. Operational EBITDA as a percent of sales increased to 9.1 percent in 2013 from 7.3 percent in 2012.
Vehicle Components Segment (VCS)
VCS in Q4 2013 had revenue of $727 million, up from $685 million in Q4 2012, an increase of five percent on a constant dollar basis. Revenue in Europe was up 17 percent, primarily due to increased sales from the ignition product distribution agreement. North American sales were up one percent. VCS revenue for the quarter was impacted by a reduction in original equipment sales as well as a decline in the export business, mainly due to the current economic situation in Venezuela.
VCS recorded operational EBITDA of $48 million or 6.6 percent of sales in Q4 2013, an increase of $11 million versus Q4 2012. The improvement in operational EBITDA was driven by higher sales and operational improvements, partially offset by project costs.
For the full year 2013, VCS sales increased by three percent to $2,935 million, up $82 million from $2,853 million in 2012, driven by increased sales to the European aftermarket. Excluding the ignition product distribution agreement, sales in Europe grew by four percent for the year, which was offset by sales declines in North America and ROW. For the full year, VCS reported operational EBITDA of $209 million, a $9 million improvement versus $200 million reported in 2012.
“The financial results of the aftermarket business have stabilized, but I am not satisfied with our overall performance,” said Daniel Ninivaggi, recently appointed Federal-Mogul co-CEO and CEO, VCS. “We see further opportunity through aggressively investing in our product portfolio, improving our distribution infrastructure and pursuing growth initiatives, including our recent acquisition agreements for the Honeywell friction and Affinia chassis businesses, which will further enable us to better meet the needs of our customers.”
Analyst Call
Federal-Mogul will conduct a conference call and audio webcast on February 20 at 10:00 a.m., EST. To facilitate rapid connection the morning of the call, please click here to pre-register.
To participate in the call, dial the following numbers:
Domestic calls: 888.680.0890
International calls: 617.213.4857
Passcode I.D.: 43775298

An audio replay of the call will be available two hours following the call and will be accessible until March 20 via the following numbers:
Domestic calls: 888.286.8010
International calls: 617.801.6888
Passcode I.D.: 36490753
Further information is available at www.federalmogul.com/investors .
Definitions
(1) Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired and financed. Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses and the income statement impacts associated with stock appreciation rights.
(2) Free Cash Flow is defined as net cash provided from (used by) operating activities less capital investment for plant, property and equipment.

Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production; fluctuations in the demand for vehicles containing our products; the ability to refinance the Company’s outstanding indebtedness on commercially reasonable terms or at all; the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business; the costs, timing and success of the Company’s restructuring actions; conditions in the automotive industry; the success of the Company’s segmentation and corresponding effects; and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any Forward-Looking Statements.
About Federal-Mogul
Federal-Mogul Corporation (NASDAQ:FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
Federal-Mogul operates two independent business segments, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain segment designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Components segment sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® steering and suspension parts; and Ferodo ® and Wagner ® brake products.
Federal-Mogul was founded in Detroit in 1899. The company employs 44,300 people in 32 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com .
# # #
CONTACT:
Jim Burke
248.354.4530
Jim.Burke@federalmogul.com

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,694	$1,540	$6,786	$6,444
Cost of products sold	(1,456)	(1,370)	(5,766)	(5,531)

Gross margin	238	170	1,020	913
Selling, general and administrative expenses	(174)	(170)	(719)	(702)
Interest expense, net	(22)	(32)	(99)	(128)
Amortization expense	(12)	(13)	(47)	(49)
Restructuring expense, net	(20)	(6)	(40)	(26)
Equity earnings of non-consolidated affiliates	8	6	34	34
OPEB curtailment gain	—	—	19	51
Adjustment of assets to fair value	(5)	(20)	(8)	(187)
Other expense, net	—	(9)	(3)	(26)

Income (loss) from continuing operations before income taxes	13	(74)	157	(120)
Income tax (expense) benefit	(27)	2	(56)	29

Net income (loss) from continuing operations	(14)	(72)	101	(91)
Loss from discontinued operations, net of income tax	(3)	(5)	(52)	(19)

Net income (loss)	(17)	(77)	49	(110)
Less net income attributable to noncontrolling interests	(2)	(3)	(8)	(7)

Net income (loss) attributable to Federal-Mogul	$(19)	$(80)	$41	$(117)

Net income (loss) per common share attributable to Federal-Mogul Basic and diluted:
Net income (loss) from continuing operations	$(0.11)	$(0.76)	$0.75	$(0.99)
Loss from discontinued operations, net of tax	(0.02)	(0.05)	(0.42)	(0.19)

Net income (loss)	$(0.13)	$(0.81)	$0.33	$(1.18)

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$(16)	$(75)	$93	$(98)
Loss from discontinued operations, net of tax	(3)	(5)	(52)	(19)

Net income (loss)	$(19)	$(80)	$41	$(117)

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets (Unaudited)

	December 31 2013	December 31 2012
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$761	$467
Accounts receivable, net	1,324	1,396
Inventories, net	1,068	1,074
Prepaid expenses and other current assets	224	203

Total current assets	3,377	3,140
Property, plant and equipment, net	2,038	1,971
Goodwill and other indefinite-lived intangible assets	1,017	1,019
Definite-lived intangible assets, net	356	408
Investments in non-consolidated affiliates	253	240
Other noncurrent assets	141	149

	$7,182	$6,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$1,694	$94
Accounts payable	799	751
Accrued liabilities	454	423
Current portion of pensions and other postemployment benefits liability	44	47
Other current liabilities	147	174

Total current liabilities	3,138	1,489
Long-term debt	905	2,733
Pensions and other postemployment benefits liability	1,028	1,362
Long-term portion of deferred income taxes	383	388
Other accrued liabilities	127	123
Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 151,624,744 issued shares and 150,029,244 outstanding shares as of December 31, 2013; 100,500,000 issued shares and 98,904,500 outstanding shares as of December 31, 2012)	2	1
Additional paid-in capital, including warrants	2,649	2,150
Accumulated deficit	(518)	(559)
Accumulated other comprehensive loss	(626)	(850)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	1,490	725

Noncontrolling interests	111	107

Total shareholders’ equity	1,601	832

	$7,182	$6,927

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31
	2013	2012
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income (loss)	$49	$(110)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	296	289
Net loss from business dispositions	47	—
Change in postemployment benefits, excluding curtailment gains	(72)	(66)
Equity earnings of non-consolidated affiliates	(34)	(34)
Cash dividends received from non-consolidated affiliates	33	31
Restructuring expense, net	40	26
Payments against restructuring liabilities	(28)	(15)
OPEB curtailment gain	(19)	(51)
Deferred tax benefit	(2)	(78)
Adjustment of assets to fair value	8	194
Insurance proceeds related to Thailand flood	—	17
Changes in operating assets and liabilities:
Accounts receivable	1	(197)
Inventories	(21)	(93)
Accounts payable	79	(2)
Other assets and liabilities	41	36

Net Cash Provided From (Used By) Operating Activities	418	(53)
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(380)	(387)
Net proceeds associated with business dispositions	26	—
Payment to acquire business, net of cash acquired	—	(52)
Insurance proceeds related to Thailand flood	—	13
Net proceeds from sales of property, plant and equipment	3	5
Capital investment in non-consolidated affiliate	(4)	(6)

Net Cash Used By Investing Activities	(355)	(427)
Cash Provided From (Used By) Financing Activities
Proceeds from equity rights offering, net of related fees	500	—
Principal payments on term loans	(275)	(30)
Increase in short-term debt	23	6
Net remittances (proceeds) on servicing of factoring arrangements	(4)	2
Increase in other long-term debt	2	—
Debt issuance fees	(4)	—

Net Cash Provided From (Used By) Financing Activities	242	(22)
Effect of foreign currency exchange rate fluctuations on cash	(11)	16
Increase (decrease) in cash and equivalents	294	(486)
Cash and equivalents at beginning of period	467	953

Cash and equivalents at end of period	$761	$467

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
	(Millions of Dollars)
Net Income (Loss)	$(17)	$(77)	$49	$(110)
Depreciation and amortization	78	76	294	285
Interest expense, net	22	32	99	128
Discontinued operations	3	5	52	19
Restructuring expense, net	20	6	40	26
Stock appreciation rights	1	—	5	(4)
Adjustment of assets to fair value	5	20	8	187
Non-service cost components of U.S. based funded pension plan	1	9	2	35
OPEB curtailment gain	—	—	(19)	(51)
Income tax expense (benefit)	27	(2)	56	(29)
Other	—	(1)	1	2

Operational EBITDA	$140	$68	$587	$488

Free Cash Flow
Net cash provided from (used by) operating activities	$160	$23	$418	$(53)
Expenditures for property, plant and equipment	(110)	(91)	(380)	(387)

	$50	$(68)	$38	$(440)

Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses, and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results, as well as in planning, forecasting and analyzing future periods as this financial measure approximates the cash flow associated with the operational earnings of the Company. Additionally, Operational EBITDA presents measures of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired and financed. During the third quarter of 2013, the Company adjusted its definition of Operational EBITDA to exclude the income statement impacts associated with stock appreciation rights. Accordingly, Operational EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost component of the U.S. based funded pension plan, OPEB curtailment gains or losses and the income statement impacts associated with stock appreciation rights. Prior periods have been reclassified to conform to the presentation used in this filing.